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                                    EXHIBIT D


















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Troon Partners, L.P.

                                                       CIBC OPPENHEIMER CORP.
                                                       CIBC Oppenheimer Tower
                                                       World Financial Center
                                                       New York, New York 10281
                                                       Tel: 212-667-4225
                                                       Tel: 800-999-6726
                                                       Fax: 212-667-4839
                                 April 9, 1998


Dear Limited Partner:

Troon Partners, L.P. (the "Partnership") has received and accepted your tender request. Enclosed is a statement showing the breakdown of your capital withdrawal and the manner in which it is being distributed, in accordance with the tender offer.

In the event that you have tendered your entire investment, you have been paid 95% of the amount requested, in accordance with the terms of the tender offer. The funds were paid out either by check, if requested, or wired directly into your brokerage amount at CIBC Oppenheimer.

The contingent portion of the repurchased interest is valued based on the unaudited net asset value of the Partnership as of March 31, 1998, and is subject to year end audit adjustments which may cause a change in the value of the contingent portion of the repurchased interest. The contingent portion will be paid (subject to audit adjustment) within 10 calendar days following the conclusion of the 1998 year-end audit, according to the terms of the tender offer. We expect the audit to be completed by the end of February, 1999. This investment will no longer appear on your CIBC Oppenheimer monthly statement, beginning with your May statement. However, the contingent portion owed to you will appear on your month end statement as a promissory note, unless you have elected to receive the note directly (see attached note, if applicable).

Should you have any questions, please fee free to contact PFPC Inc., our Administrator, at 1-888-520-3280.

                                   Sincerely,


                                   /s/ Joyce Martin O'Brien
                                   ---------------------------
                                   Joyce Martin O'Brien
                                   for Troon Management, L.L.C.


Enclosure